Exhibit 99.1

                                  Transcript of
                       Medical Nutrition USA, Inc., (MDNU)
                       Q2 Earnings Results Conference Call
                                December 12, 2007


Participants
     Frank Newman, Chairman and Chief Executive Officer
     Alan Levy, Chief Financial Officer

Presentation

     OPERATOR: Good morning. At this time, I would like to welcome everyone to the Medical Nutrition third quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

     I would now like to turn the call over to Mr. Alan Levy, CFO. Sir, you may begin your conference.

     ALAN LEVY, CFO: Thank you. Good morning. Most of you should have received a copy of our earnings press release. If you did not receive a copy, it's posted in the investor relations section of our Website at www.mdnu.com and other financial Websites. This call is being broadcast live on our Website. Replays will be available on our site for the next 90 days.

     And now for the required forward looking statements comment. This conference call may contain forward looking statements that are subject to certain risks and uncertainties. Although the company believes that the expectations reflected in any of its forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Risks and uncertainties that can cause or contribute to such material differences include, but are not limited to general economic conditions, changes in customer demand, changes in trends in nursing homes, renal care, health food and bariatric surgery markets, changes in competitive pricing for products and the impact of it's competitor's new product introductions. The company's future financial condition and results of operations, as well as any forward looking statements are subject to change and inherent risks and uncertainties. Other important factors that may cause actual results to differ materially from those expressed in the forward looking statements are discussed in the company's Security and Exchange Commission filings, including the report 10-K SB for the period ended January 31st, 2007 as filed with the Security and Exchange Commission on May 16, 2007 and Form 10-Q SB for the quarter ended July 31, 2007 filed September 14, 2007.

     With me this morning is our Chairman and Chief Executive Officer, Frank Newman, who will make some comments, then Frank and I will open the call to your questions. I'm going to review the quarter and nine months ended October 31, 2007 in comparison to prior periods. Everyone should have the press release with the details, so I'll be reviewing the highlights.

     Sales for the quarter ended October 31 were $3.4 million as compared to $2.7 million in the prior year quarter, a 25 percent increase. Sales of branded products for the current quarter were $2.7 million as compared to $2.2 million for the prior year quarter, a 23 percent increase inline with our forecast. Private label sales increased to $673,000 for the current quarter versus $496,000 for the prior year quarter, also inline with our forecast. Gross profit was consistent at 52 percent margin in both quarters. Selling, general and administrative for the quarter was $1.5 million or 44 percent of sales as compared to $1.1 million or 39 percent of

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     sales in the prior year quarter. The increase of percentage of SG&A comes from our increasing the size of our sales force and adding additional marketing.

     Income before income tax for the quarter was $369,800 versus net income before income taxes of $200,700 for the quarter ended October 31, 2006. The company had no interest expense for the current fiscal quarter as compared to $81,000 in the prior year quarter. The decrease is a result of the completion of the amortization of debt discount related to the company's 2003 convertible promissory notes and warrants all of which have been converted into common stock as of January 31, 2007. The company recorded an income tax provision of $149,800 for the quarter ended October 31, 2007. In the prior fiscal year, the company had provided an evaluation allowance for the full amount of its deferred tax assets and the provision for income tax consisted only of state franchise taxes. Net income for the fiscal quarter was $220,700 or two cents per share compared to net income for the quarter ended October 31, 2006 of $196,400 or one cent per share.

     For the nine months ended October 31, sales increased 26 percent to $9.6 million, branded sales increased 20 percent to $8 million, gross profit was a consistent 53 percent of sales in both nine months periods, net income was $434,700 or three cents per share versus a loss of $2.2 million or 23 cents per share in the prior period.

     We ended the quarter with a very strong balance sheet with over $9.5 million in cash and short term investments. We're collecting over 98 percent of our receivables in 30 days with no short or long term debt.

     It's now my pleasure to turn the call over to Frank Newman, our Chairman and Chief Executive Officer.

     FRANK NEWMAN: Thank you, Alan, and good morning to all of you.

     I just want to make a couple of comments before fielding your questions. There were two statements included in the press release, one regarding our expansion of our sales force and the other regarding a stock buyback that I'd like to comment on briefly. First of all, with regard to the sales force, just to put this in perspective for you, what we have announced is the plan to increase our field sales force by approximately 45 percent between now and the middle of next year. What that will bring us to is approximately 19 area managers from the 13 area manager slots that we have today, which compares to approximately 10 area manager slots at this time last year. In the prior year, Q4 to Q4, we have also added a regional manager position in addition to those area managers. So it reflects a substantial increase in our sales force and reflects the results of a sales optimization process that we've been - well, it's really a continuing process, but that we've intensified over the last few months and the - what we're discovering is that the - we don't have enough feet on the ground today to fully capitalize on some of the opportunities available to us, most particularly in the Midwest and mid Atlantic areas where we see much more potential than we are capturing within the time period in which we would like to capture it.

     So that's the focus of the acceleration of the sales force. That will, obviously, hiring people is expensive and that will cost us some what otherwise might have been reported to the bottom line during the next year, but we think it's an absolutely prudent investment and will pay significant long term dividends in terms of increased distribution of our products.

     The other announcement that we made concerns the company's intention to repurchase up to 500,000 shares of common stock, in the open market or in private transactions, over the next 12 to 24 months. Now, as all of you are aware, whenever you have a stock repurchase, the actual number of shares repurchased and the timing of such repurchases depend on a number of factors and not the least of which is the trading price of the company's stock and the general market conditions and depending on what happens with


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     both price and market conditions, the repurchase activity could be suspended or discontinued at any time.

     Having said that, at our last recently concluded Board meeting, the Board determined that repurchasing shares with the principal objective of mitigating the dilution from employee stock and option grants, which a number of you on the line have commented about in the past, is a good use of excess cash and we are sitting on a lot of cash that we don't have other immediate needs for and we think this repurchase is sized to a level that accomplishes that objective while also maintaining more than adequate reserves in order to continue growing our business.

     So with that said, we're pretty pleased with the quarter and look forward to the benefits of expanding our sales force even further and before taking your questions, one other comment. You should be aware and I think we've conveyed this to most of you, but we are intensifying our investor relations efforts in the coming months. And we've asked the Equity Group to organize several roadshows for us. So if you would like to schedule a meeting, please contact Lena Cati at the Equity Group and additionally, obviously, Alan and I are available for conference calls with investors and analysts as we are able to schedule them.

     With that, if you'll ask for questions, we'd be prepared to answer them.

     Q > A couple of questions. The inventory looks good, it's up six percent versus up 25 percent on revenue. So what led to that good inventory performance? Could you explain a bit?

     A > Yes. I don't know that we - there was anything particular. What we try to maintain is, based on the lead times that we have with our principal manufacturer is sufficient cushion so that interruptions in supply don't imperil our sales performance. We brought on a second manufacturer during the - towards the end of the quarter. Their initial shipment was somewhat delayed as they were processing - it was actually because of some packaging issues that they had that they were unable to deliver it on time and so I think that dipped our inventory a little bit lower than would have otherwise have been the case without that minor interruption, which has now been resolved.

     Q > OK. Great. That's helpful. And the - should we think in terms of 25 to 30 percent revenue growth until mid `08 when you get the increase sales force productive?

     A > We're not - we don't get terribly specific on that, as you know. I mean we were - during the roadshow that we had week before last, I think we were talking about in the range of 20 percent increases and I think that's about the - as specific as we would want to be at this point on that.

     Q >: OK. So that's the better number. And what are the largest elements of the marketing expense, other than the cost of salaries and people? But is it travel? Is it entertainment? Is it training? I mean what are the bigger items?

     A > Yes, it's all of the above, but certainly the salaries and bonuses are far and away the largest percentage there. The next category would be T&E, obviously, these are people who are on the road virtually all of the time and so, those expenses mount. The other thing that's included in our sales and marketing budget is advertising, which would be the next largest item and then the other expenses related to training and holding sales meetings and printed materials.

     Q > OK. Have you increased your advertising per area? Or is it just you're just operating calling on more accounts, but ...

     A > Yes. No. I think part of the analysis that we did on sales optimization is that all of our - 90 percent of our advertising is national advertising. We advertise in the periodicals and journals that are important to our target audience and so I think what's happening, what we've concluded is that there are certain areas of the country in which we need more feet on the ground in order to capitalize on the advertising as opposed to using

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     advertising to stimulate additional sales since as I say, we are advertising nationally now. And we just think we can do better job of following up on that in certain areas.

     Q > And just one more quick one, at least from me, is the - what was the stock compensation expense for the quarter, please?

     A > Yes. It was approximately about a quarter million. Keep in mind that that doesn't change quarter to quarter, except with regard to forfeitures because we only, for all intents and purposes, issue equity based compensation once a year and then that is amortized as you're aware over the life of - pretty much a straight line basis over the life of the grant which in our case is typically three years and divided equally by - over each of the four quarters. So that does not fluctuate much quarter to quarter.

     Q > Just briefly, is the repurchasing plan only to neutralize the number of shares? Or are you going to go beyond that?

     A > Well, I think the principal - what the catalyst for it was clearly to be responsive, frankly, to comments that people, such as yourself and other investors, have made with regard to not wanting to be diluted or at least to minimize dilution that results from equity grants. I think everyone understands the motivational benefit of equity grants to employees, but if not managed carefully, it can lead to sort of creeping dilution that is not a friend to any shareholder. So that was clearly the catalyst for it and all other things being equal, that would be its intent.

     Now, that's not to say that we could find ourselves in a position where we consider, depending on what happens to the market, that buying MDNU stock is the best use to which we could put our money if the stock becomes devalued. I mean I suppose that could change that, but as I say, absent anything - absent that kind of a condition, the purpose is to, as we stated, mitigate the dilution that might otherwise occur from employee stock grants.

     Q >: First off, I apologize. I had another meeting and I got onto your conference call late. And I'm new to the idea of Medical Nutrition as a potential investment both for myself and my clients. And - but - and you've probably already answered this question, but you're talking about buying back stock when the thinness of the stock really doesn't allow us to do anything as far as getting involved in the first place. Aren't they contradictory to some degree? And if you've already answered this, I really apologize.

     A > No. that specific question hasn't been asked and I think it's clearly a good question and we wrestled with that ourselves and we're trying to serve two masters here; one is to increase liquidity in the stock so that people, such as yourselves, can invest in the company. We think the best way to do that and you may have missed these comments also is to do a more intensive job of investor relations and obviously, continue to post positive results that that will have the greatest impact on liquidity and trading flow. The other master we're trying to serve here is to mitigate the dilutive impact on our existing shareholders of our ongoing employee equity grant program and I think the way we've sized this, which is up to half a million shares over 12 to 24 months, in and of itself is unlikely to have a material impact on liquidity and that's part of why - it was considering all of those factors that we concluded that, A, it was advisable, and B, that it was sized in - carefully enough that in and of itself it should not negatively impact liquidity ...

     Q > I would normally agree with you. I'm an officer in another - actually a director in another public medical device company and so we go through these things from time to time and the 500,000 shares is not the significant thing, but it would appear that unless the stock goes way down, I would hope you wouldn't buy it, number one, because that does take stock out of the market. And number two, as you say, a more expressive IR PR operation certainly would help, hopefully, that these folks can do a good job. I mean they got me interested, but I haven't done anything because I can't buy the stock. And obviously, I look at, as I'm sure the rest of your

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     brokers and potential buyers out there look at market capitalization to revenues and - but good balance sheet situation and the fact, first off, that of course you're making money and so many companies of your size don't make any money. And you're paying taxes besides.

     But, damn, there's no way to buy any stock.

     A > Yes. No. I thank you for your comments and they are not taken lightly and that was a key part of our deliberation. Let me just make one comment, first of all, we are with regard to taxes and if you're new to the stock, you may not be aware of this, we actually have significant NOL's and so while we report taxes on our earnings...

     Q > It's a non cash flow item, of course.

     A > Correct.

     Q > I realize that. Yes.

     A > ... actually deferred...

     Q > So you're building your cash position which is helpful when you're building a sales force as aggressively as it sounds like you are doing.

     A > Yes.

     Q > The other question is the direct sales force; are these actually employees? Or are they factory reps?

     A > They are company employees.

     Q > Company employees. So these are guys that typically take six months to learn the product? Or I mean is this - this is an expensive proposition that you're following right now, isn't it?

     A > It is and that's why we think of it as an investment rather than an expense. And as to how quickly area managers come up to speed, a great deal of it has to do with their experience, their familiarity with the nursing home market and their familiarity with the geography into which we put them. And obviously, it's those factors that are the principal determinants when we're looking to hire someone. They come up to speed - assuming they have long term care experience and are familiar with the market, the learning curve is pretty quick. Ours is not a hugely difficult story to understand and we are ....

     Q > What is your number of products that they're having to work with?

     A > That's what I was going to say. We're blessed with having relatively few products, the Pro-Stat line - I mean if you include flavors and unit dose - different package sizes, it probably has about 20 SKU's, but in fact, it's really four different - five different products and then we have Fiber-Stat, which is a liquid fiber, and then we've got - we will have at least one more product introduction next year. So it's a relatively concise line. Our people are able to take pretty much a rifle shot approach to both learning it and also to selling it, but we look for about a 90 to 120 day initiation period for our new salespeople to get fully up to speed.

     Q > All right. And what's the number - what the count right now?

     A > We have 13 slots - 13 identified positions right now. We're moving that to 19. We actually have three openings right now. We just had some turnover; one ...

     Q > You mean I can get a job?

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     A > You can. One of our salespeople decided not to come back from maternity leave and things like that. But ...

     Q > Well, my point in asking that, obviously, is where you stand in the marketing side and I'm going to presume that the nature of your business unlike the medical device area, which I'm more familiar with, does not allow for a salesman to be of the higher income range and as such, there may be more turnover in the categories that you're involved with. Is that right or is that wrong?

     A > I think that's wrong. I don't know how we would compare to medical device, but we do know that our compensation package is more than competitive with people like Novartis and ...

     Q > All right. Well, I didn't mean any disrespect in that regard. I was just ...

     A > Please don't - they may be listening ...

     Q > Yes. OK. Anyway, that's about all I've got right now. I guess I'm - my quandary is the ability to acquire the stock at a reasonable valuation, which is, as you are well aware, is impossible.

     A > Yes. I think I would advise you to talk to the Equity Group about that. We've had some discussions with them about how that might be accomplished and Lena and Bob can probably help you in that ...

     Q > All right. And are you going out on the road at all?

     A > We will be, as I mentioned. You may have missed that.

     Q > Yes, I did, unfortunately.

     A > We've asked the Equity Group to schedule several roadshows and so should you wish to meet with us, please get a hold of Lena Cati and ...

     Q > Hi. You answered some of my questions. I want to hear more about the expanded sales force. Are we talking new territories you've never been in? Or different facilities in the territories? Give us a little color on that. And I was also going to ask how long it takes to get up to speed? You've addressed that already. But for that matter, how long to get these salesman
     - we got in the stock and by the way, I agree with the prior gentlemen, I don't object to a little bit of dilution. In a rapidly growing company, that's to be expected. The liquidity trade off sometimes I'm on that side of the equation, this time I guess I'm more on I'd like to see a little more liquidity. But that aside, could you give us a little more color on the expansion of the sales force? And for that matter, are there departures? I understand the lady who didn't want to come back after maternity, but I've always felt this was a company for whom 25 percent growth is actually not impressive. Given your product, some day there's going to be a hockey stick quarter, if you will, where sales are going to double for two or three quarters in a row and I'm wondering if - are salesmen leaving you because for some reason it's a tougher sale than we expect? Or are the new salesmen going to be doing something different? Give us a little color on that, if you would.

     A > Sure. Let me address the turnover first and there were - it just happens to be coincidental, I think, that these three occurred in the same quarter that we did have one area manager who loves the company, loves her job, but loves her new child more and we fully understand that and respect it and is desirous of coming back as her child grows. The - we had one other person who left because her husband's job changed and required extensive travel on his part which curtailed her ability to travel as extensively as we required. She actually remains a consultant to the company in order to deal with some of the key accounts in her area. So while she has gone down from full time status to part time, she remains part of the fold. And the third one was a relatively new hire that by

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     mutual agreement was best suited to a different job. So, they're completely unrelated. I don't think there's anything in terms of that kind of turnover, it's very - it's expected and those issues are going to occur and hopefully, they don't typically occur all at once, but they will, I'm sure, occur in the future.

     With regard to the optimization of territories, I mentioned a little earlier that the principal markets into which we're going to put these additional people are the Midwest, both the upper and lower Midwest and the mid Atlantic and those are markets that we're in right now, but they are - we don't feel we are - have adequately exploited the opportunities available to us there. Clearly on a dollar basis, they represent as nearly as we can determine, significant potential for us and so, principally, those additional people will be - will result in more pairs of feet, if you will, in existing markets, but along with that, there will be some expansion of the markets. For example, right now, we have an area that's Michigan, Illinois, and Wisconsin. We will probably add parts of Missouri to that area as we bring on additional people. We have another, Kentucky, Indiana, and Ohio. We will add parts of neighboring states and maybe a couple of additional states into that area as we bring on board additional people.

     So it's more a question of making sure we have sufficient numbers of people to match the potential by market. So I hope that answers your questions.

     Q > It does. Thank you.

     Q > Have you given any guidance at all? Are you going to be doing any guidance?

     A > Not really. Earlier in the call, the question was asked as to what we're looking at in sales for next year and I think the range that we have pointed to as recently as a couple of weeks ago during investor meetings is give or take 20 percent sales growth.

     Q > OK. With a margin roughly the same kind of growth? Or do you want to even get that far?

     A > Well, let me just tell you our strategy is not to maximize margin in the short term. But to maximize top line growth...

     Q > Revenues, of course, and that is more important.

     A > And so, we're not looking for material margin expansion.

     Q > All right. And lastly, the gentleman asked about the penetration. Is your penetration 99 percent into the nursing home arena? Or are you other areas that you're going after?

     A > Yes. Our focus is on nursing homes primarily. We also have a vibrant business in dialysis clinics for which our products are ideally suited. But we have - there is so much potential to us available in the nursing home industry. There are 17,000 nursing homes in the country...

     Q > And there's a lot of good occupancy. Right.

     A > Correct. And we - so we are attempting to focus, not exclusively on that, but certainly as far and away our number one priority and the other business that is available to us, we'll welcome - we embrace and appreciate, but our real direction is to get to a level of becoming the standard of care in the nursing home industry before seriously exploiting other markets.


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